UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, For Use
☐	Definitive Proxy Statement		of the Commission Only
☐	Definitive Additional Materials		(as permitted by Rule
☐	Soliciting Material under Rule 14a-12		14a-6(e)(2))

ATHERONOVA INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing party:
(4)	Date filed:

ATHERONOVA INC.

2301 Dupont Drive, Suite 525

Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 16, 2014

 To the Holders of Common Stock of AtheroNova Inc.:

You are cordially invited to the Annual Meeting of Stockholders (“Annual Meeting”) of AtheroNova Inc., a Delaware corporation, to be held on April 16, 2014, beginning at 2:00 p.m. Pacific time. We will be hosting a virtual Annual Meeting. You may attend the Annual Meeting, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHRO2014, using the 12-digit control number printed on the proxy materials we mail to you.

At the Annual Meeting, stockholders will be asked to consider and act upon the following matters:

1.

To elect eight (8) members to our board of directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal;

2.

To authorize the Board to effectuate, in its discretion, an amendment to our Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of no less than 1-for-5 and no greater than 1-for-10 at any time before December 31, 2014, with special treatment for certain of our stockholders to preserve round lot holders;

3.	To ratify the selection of Weinberg & Company, P.A. as our independent auditors for the fiscal year ending December 31, 2014; and

4.	To transact other business properly presented at the Annual Meeting or any postponement or adjournment thereof.

Our Board has fixed February 28, 2014 as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting and any postponement or adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for 10 days prior to the Annual Meeting.

We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors, Thomas W. Gardner, Chief Executive Officer and President

Irvine, CA

March __, 2014

ATHERONOVA INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 16, 2014

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of AtheroNova Inc., a Delaware corporation, for use at the annual meeting of Stockholders to be held on April 16, 2014, at 2:00 p.m. Pacific Time, or the Annual Meeting. We will be hosting a virtual Annual Meeting. You may attend the Annual Meeting and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AHRO2014, using the 12-digit control number printed on the accompanying proxy materials. Accompanying this Proxy Statement is our board of directors’ proxy for the Annual Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. You may submit your proxy by mail by completing, dating, signing and returning the accompanying proxy card in the enclosed envelope.

We will bear the expense of this solicitation of proxies. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of our company may solicit proxies by electronic mail or personal calls. We may also engage a proxy solicitation firm on terms and at costs reasonably acceptable to our board of directors. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by those persons and we will reimburse them for their reasonable expenses incurred in this regard.

The purpose of the Annual Meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, our board of directors knows of no other business that may be presented for consideration at the Annual Meeting. All proxies which are properly completed prior to the Annual Meeting and which have not been revoked will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A stockholder may revoke its proxy at any time before it is voted either by filing with our Secretary, at our principal executive offices, a written notice of revocation or by subsequently submitting a new proxy by mail, or by attending the Annual Meeting and following the procedures required to submit a vote during the Annual Meeting, provided that if a stockholder holds its shares in street name, such stockholder may vote its shares at the Annual Meeting only if it obtains a proxy executed in its favor, from the record holder. If any other business properly comes before the Annual Meeting, votes will be cast pursuant to those proxies in respect of any other business in accordance with the judgment of the persons acting under those proxies.

Our principal executive offices are located at 2301 Dupont Drive, Suite 525, Irvine, CA 92612. It is anticipated that the mailing to stockholders of this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the enclosed proxy will commence on or about March 24, 2014.

OUTSTANDING SECURITIES AND VOTING RIGHTS

The close of business on February 28, 2014, has been fixed as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the record date, we had outstanding 41,584,020 shares of common stock, par value $0.001 per share. Our common stock is our only outstanding voting security. As of the record date, we had 159 holders of record of our common stock.

A holder of common stock is entitled to cast one vote for each share held on the record date on all matters to be considered at the Annual Meeting. The nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy at the Annual Meeting, will be elected. Approval of the proposal to authorize our board of directors to effectuate, in its discretion, an amendment to our Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of no less than 1-for-5 and no greater than 1-for-10 at any time before December 31, 2014, with special treatment for certain of our stockholders to preserve round lot holders requires the favorable vote (at the Annual Meeting or by proxy) of a majority of the outstanding shares of our common stock. Approval of the proposal to ratify the appointment of Weinberg & Company, P.A., as our independent accountants for the fiscal year ending December 31, 2014 requires the favorable vote of a majority of shares present or represented and entitled to vote at the Annual Meeting with respect to such proposal.

A quorum, which is a majority of the outstanding shares of our common stock as of February 28, 2014, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. Abstentions and broker non-votes will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against these matters or deemed present or represented for determining whether stockholders have approved a proposal. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain “non-routine” matters, such as director elections, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities. Brokers may vote their clients’ shares on routine matters, such as the ratification of our independent registered public accounting firm.

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. All stockholders can vote by proxy. Your submission of a proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person via the Internet at www.virtualshareholdermeeting.com/AHRO2014 (you will need your 12-digit control number printed on the accompanying proxy materials.). If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and following the procedures required to submit a vote during the Annual Meeting, provided that if your shares are held in “street name”, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by our board of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Proposal 1 is the election of eight (8) directors to hold office until the next annual meeting of the stockholders or until their respective successors have been duly elected and qualified. Our Amended and Restated Bylaws provide that the number of directors of our company shall be fixed from time to time by resolution of our board of directors. On November 6, 2012, our board of directors fixed the number of directors at eight (8).

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current board of directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

Our board of directors proposes the election of the following nominees as directors:

Thomas W. Gardner

Alexander Polinsky

Boris Ratiner, M.D.

Chaim Davis

Gary Freeman

Paul DiPerna

Johan (Thijs) M. Spoor

Fred Knoll

If elected, the foregoing eight (8) nominees are expected to serve until the 2015 annual meeting of stockholders.

Required Vote

Under plurality voting, the eight nominees receiving the highest number of affirmative votes cast by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ABOVE.

CURRENT DIRECTORS/DIRECTOR NOMINEES

The following table sets forth the names, positions and ages of our current directors and director nominees as of March __, 2014. All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Name	Age	Position

Thomas W. Gardner	60	Chairman, Chief Executive Officer and President

Alexander Polinsky (3)	58	Director

Boris Ratiner, M.D. (3)	46	Director

Chaim Davis (1) (2)	36	Director

Gary Freeman (1) (2)	46	Director

Paul DiPerna (2)	55	Director

Johan (Thijs) M. Spoor (1) (3)	42	Director

Fred Knoll	58	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Medical Committee.

Thomas W. Gardner has served as our Chairman, Chief Executive Officer and President since May 2010, and as the Chief Executive Officer, the President and a director of AtheroNova Operations, Inc. since its formation in December 2009. He held the same positions with Z&Z Medical Holding, Inc., the predecessor in interest to AtheroNova Operations, Inc., from December 2006 until its merger into AtheroNova Operations Inc. in March 2010. Since September 2008, he also has been the President of PhyGen LLC, which designs, manufactures and sells instruments and implants for spine surgery. He is a senior medical industry executive with twenty-six years’ experience in healthcare. He has extensive hands-on experience with successful start-up ventures, having helped found six healthcare companies, three of them that were publicly traded. He has served as President/CEO of Urogen, a San Diego-based Biotech company, President of Endocare, an Orange County-based urologic products company; President/CEO of AutoCath, an Orange County based vascular access company, and Executive Vice President of Medstone International, an Orange County medical products company. Mr. Gardner also serves as a member of the board of directors of each of MMR Holdings, Inc. and Gardner Syndication Management. Mr. Gardner also serves as a member of the board of directors of each MMR Holdings, Inc. and Gardner Syndication Management. Mr. Gardner’s twenty-six years of experience in the healthcare industry and his substantial experience with successful start-up ventures and public companies enables him to offer valuable perspectives on the operation of our business.

Gary Freeman has served as one of our directors since July 2007 and currently serves as the Chairman of the Audit Committee of our board of directors. Mr. Freeman is currently a Partner in Beach, Freeman, Lim & Cleland LLP’s Audit and Accounting services division. In conjunction with various consulting engagements, Mr. Freeman has assumed interim senior level management roles at numerous public and private companies during his career, including Co-President and Chief Financial Officer of Trestle Holdings, Inc., Chief Financial Officer of Silvergraph International and Chief Financial Officer of Novica United, Inc.. Mr. Freeman currently serves as a member of the board of directors of Saleen Automotive, Inc. (SLNN) and previously served as a member of the boards of directors of Blue Holdings, Inc., Trestle Holdings, Inc. and GVI Security Solutions. Mr. Freeman’s previous experience includes ten years with BDO Seidman, LLP, including two years as an Audit Partner. Mr. Freeman received his Bachelor’s degree in Business from the University of Notre Dame in 1990. Mr. Freeman brings to our board his extensive experience in accounting and financial matters for public companies.

Boris Ratiner, M.D. has served as one of our director since May 2010 and currently serves as the Chairman of the Medical Committee of our board of directors. Dr. Ratiner has been a director of AtheroNova Operations, Inc. since December 2009 and was a director of Z&Z Medical Holdings, Inc. from December 2006 until March 2010. He received an Advanced Bachelor’s degree in Chemistry at Occidental College in Los Angeles. He then attended Medical School at LSU in New Orleans, followed by an Internal Medicine Residency and Rheumatology Fellowship at the University of California San Francisco (UCSF). He is Board Certified in Internal Medicine and Rheumatology and is in private practice in Tarzana, California. He is the medical director and founder of Rheumatology Therapeutics, where he leads a team of 23 staff members that care for patients with Arthritis and Autoimmune Diseases. He also serves on the board of the San Fernando Valley Branch of the Arthritis Foundation and is the Program Director for the Southern California Rheumatism Society. He is a founder and active board member of 4Medica, a successful medical informatics company that he co-founded in 1999. He is also a member of the board of directors of TheraKine Ltd., a novel drug delivery company for biologics and small molecules. Dr. Ratiner is also a Clinical Instructor of Medicine at the David Geffen School of Medicine at the University of California Los Angeles (UCLA) and an instructor at the Northridge Family Medicine Teaching Program. He is an active clinical investigator and is actively involved in trials of new medications for gout, lupus, rheumatoid arthritis, osteoarthritis, psoriatic arthritis, ankylosing spondylitis and fibromyalgia. He is published in peer-reviewed papers, abstracts and textbooks. He is a frequent speaker at local hospitals to physicians on Rheumatology related diseases. He has authored several book chapters on osteoarthritis and research papers on Hepatitis C arthritis. Dr. Ratiner’s extensive experience in various aspects of medical practice and research provides valuable insights with respect to our research and development activities.

Paul DiPerna has served as a member of our board of directors since November 2010 and currently serves as the Chairman of the Compensation Committee of our board of directors. Since March, 2011, Mr. DiPerna has been the Chief Executive Officer of Concert Innovators, a private company, where he is acting as a consultant. Mr. DiPerna is the Founder and former Chief Technical Officer and a former Board Member of Tandem Diabetes Care prior to its recent public offering. Tandem has developed technology used in the care of diabetes. In this venture Mr. DiPerna has over 18 patents issued and in process. Prior to forming Tandem, Mr. DiPerna worked at Baxter Healthcare for 14 years where he held progressive management positions as a Technologist for cell separation systems, Program Manager of the largest and most complex system Baxter had undertaken, Director of Business Develop in the corporate technology group creating new technologies and integrating acquisitions into Baxter and as the General Manager of Digital Dental Sciences, a CT-based startup within the organization. Mr. DiPerna had 10 patents issued at Baxter. Mr. DiPerna was also a Senior VP of Technology and Operations at Hepahope, a startup developing liver dialysis systems for end stage liver failure patients prior to funding of Tandem. Mr. DiPerna received a Masters in Engineering Management from Northeastern University in 1983 and a BS in Mechanical Engineering from the University of Massachusetts Lowell in 1980. He is a member of the American Diabetes Association and the American Society of Clinical Oncology. Mr. DiPerna brings to our board of directors his extensive management experience in the healthcare industry.

Alexander Polinsky, Ph.D. has served as a member of our board of directors since October 2010. Dr. Polinsky received his Ph.D. in Physical Chemistry from Moscow University, Russia, in 1982, followed by post-doctoral training at the Institute for Biochemistry at the Russian Academy of Science. He was on the faculty at Moscow University for 5 years studying the mechanisms of action of synthetic vaccines. After moving to the U.S. in 1988, he spent 2.5 years as a Visiting Scientist at UCSD developing new methods for computer-aided drug design. In 1991, Dr. Polinsky co-founded the Alanex Corporation and built the company from scratch around novel computational and combinatorial chemistry technologies; he served as Alanex’s Chief Scientific Officer until it was acquired by Agouron in 1997. After the acquisition by Pfizer in 2000, Dr. Polinsky became Vice President, Head of Discovery Technologies, at the Pfizer La Jolla Labs. In 2001 he established Pfizer’s global chemistry outsourcing network and between 2001 and 2006, managed a $750 million investment in the creation of modern drug screening collection. In 2006, he moved into Pfizer Global Research Technology where he led the development of Pfizer External Research Network and Pharma Incubator concepts. In 2007, Dr. Polinsky established The Pfizer Incubator (TPI) and became its CEO, starting three biotechnology companies. He left Pfizer in 2008 to pursue his own entrepreneurial interests and in 2009 started a biotech company Tartis, Inc. developing oncology drugs, and joined Maxwell Biotech Venture Fund as its Managing Partner. In 2013, Dr. Polinsky’s role in Maxwell Biotech Fund was reduced to a Venture Partner. Over the years, Dr. Polinsky invested and served on boards of several private biotech startups, including Tartis, Inc., Onco Tartis, Inc., Tartis-Aging, Inc. 4Medica, Inc. and Gowan Co. Dr. Polinsky brings to our board of directors his extensive experience in the pharmaceutical industry.

Chaim Davis has served as one of our directors since May 2010. He is currently the Managing Partner of Revach Fund L.P., an investment fund focused on life science industries. He served as a Healthcare Analyst at The Garnet Group from April 2001 through June 2004. Mr. Davis is also a member of the board of directors of Entera Bio, a private biotechnology company. He received his bachelor’s degree from Columbia University. Mr. Davis’ experience in various aspects of life science and healthcare industry investments provides valuable insights with respect to capitalizing our operations.

Johan (Thijs) M. Spoor was appointed as a member of our board of directors on January 3, 2012. Mr. Spoor has been serving as the Chairman and Chief Executive Officer, and is a director, of FluoroPharma Medical, Inc. (FPMI) since September 2010. He previously held the title of Chief Financial Officer for Sunstone BioSciences. Prior to joining Sunstone BioSciences, from December 2008 to February 2010, he worked as a consultant at Oliver Wyman focusing on helping pharmaceutical and medical device companies evaluate their global revenue potential given the complex interplay of regulatory approvals, the reimbursement environment, as well as the impact of physician preference within constantly evolving standards of care. He further specialized on the implications of healthcare reform on new product approval and health insurance reform. Mr. Spoor has also been an equity research analyst at J.P. Morgan and Credit Suisse covering the Biotechnology and Medical Device industries. He worked in the pharmaceutical industry spending 10 years with Amersham / GE Healthcare where he worked in seven countries in a variety of roles including setting up GMP facilities meeting ISO 9001 standards, accountability for the entire nuclear cardiology portfolio and most recently as the Director of New Product Opportunities leading the PET strategic plan. Mr. Spoor received a Nuclear Pharmacy degree from the University of Toronto in 1994 as well as an M.B.A. from Columbia University with concentrations in finance and accounting in 2006. He has been a guest lecturer at Columbia Business School, Kings College in London and the University of Newcastle in Australia and has presented at medical grand rounds and psychiatric grand rounds at various hospitals on the role of brain imaging. Mr. Spoor also serves as chairman of the board of directors of MetaStat, Inc. (MTST) and serves on the board of directors of Protea BioSciences. Mr. Spoor’s experience managing a publicly traded company and his experience in the pharmaceutical and medical device industries provides valuable insights with respect to our operational activities.

Fred Knoll was appointed as a member of our board of directors on November 6, 2012. Since 1989, Mr. Knoll has been the principal and portfolio manager at Knoll Capital Management, an investment company managing funds over the last two decades. During the 80’s and early 90’s, he was Chairman of the Board of Directors of Telos Corporation, a computer systems integration company, served as investment manager for General American Investors, was the United States representative on investments in leveraged buyouts and venture capital for Murray Johnstone, Ltd. of Glasgow, UK, and headed the New York investment group of Robert Fleming, Inc., at the time, a leading United Kingdom merchant bank subsequently acquired by JP Morgan, managing a venture capital fund and the U.S. research team. Mr. Knoll started his investment career as an investment analyst at Capital Research (Capital Group) in the 1980s and held positions in sales and marketing with Wang Inc. and Data General and software engineering with Computer Sciences Corporation in the 1970s. Mr. Knoll holds a Bachelor’s of Science in Electrical Engineering and Computer Science from Massachusetts Institute of Technology (M.I.T.), a Bachelor’s of Science in Management from the Sloan School at M.I.T., and a M.B.A. from Columbia University in Finance and was a member of the Columbia University International Fellows Program. Mr. Knoll’s experience as an investor provides valuable insights with respect to capitalizing our operations.

On May 13, 2010, Filiberto Zadini, Giorgio Zadini, Thomas W. Gardner and Boris Ratiner (collectively, the “Z&Z Shareholders”), and W-Net Fund I, L.P. (“W-Net”), Europa International, Inc. (“Europa”) and MKM Opportunity Master Fund, Ltd. (“MKM” and together with W-Net and Europa, the “Purchasers”), entered into a Voting Agreement, as amended on November 6, 2012, pursuant to which such parties became obligated, for four years, to vote to elect members of our board of directors as described below. The Voting Agreement provides that the authorized number of directors will be eight, consisting of three directors whose replacements will be determined under the terms of the Voting Agreement by the holders of a majority of the shares held by the Z&Z Shareholders, currently Thomas W. Gardner, Boris Ratiner, M.D. and Paul DiPerna, three directors whose replacements will be determined under the Voting Agreement by the holders of a majority of the shares held by the Purchasers, currently Gary Freeman, Chaim Davis and Fred Knoll, and two additional directors whose replacements will be determined jointly by the holders of a majority of the shares held by the Z&Z Shareholders and the holders of a majority of the shares held by the Purchasers, currently Alexander Polinsky, Ph.D. and Johan (Thijs) M. Spoor.

OTHER EXECUTIVE OFFICERS

The following table sets forth the name, age and position of our other executive officer as of March __, 2014. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position

Mark Selawski	58	Chief Financial Officer and Secretary

Mark Selawski has served as our Chief Financial Officer and Secretary since May 2010. Mr. Selawski joined AtheroNova Operations Inc. and Z&Z Nevada in January 2010 as Chief Financial Officer. He became the Secretary of AtheroNova Operations, Inc. in March 2010. From June 2004 to December 2009 he served as Chief Financial Officer of United Polychem, Inc., a privately held petrochemical distribution company. From 1988 to 2004, he held several positions at Medstone International, during the last 9 years being the Vice President-Finance, Chief Financial Officer and Corporate Secretary. Medstone was a NASDAQ-listed capital medical device manufacturer dedicated to urology products. Before joining Medstone, he held various financial positions with a number of manufacturing and high-tech companies in Southern California. He received his Bachelor of Science in Accounting from Bowling Green State University in 1978.

BOARD MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

Board Leadership Structure and Role in Risk Oversight.

Mr. Gardner serves as both our Chief Executive Officer and Chairman, and we do not have a lead independent director. Our board of directors determined that Mr. Gardner’s service as both our Chief Executive Officer and Chairman is appropriate given that we are a development stage company and require effective and focused leadership to move our company out of the development phase. Our board of directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our board of directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our board of directors also manages risks associated with the independence of members of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks.

Director Independence

In conjunction with the preparation of this report, using the definition of “independence” established by Section 803A of the NYSE MKT Company Guide, our board of directors has evaluated all relationships between each director and our company. Based on the foregoing definition, our board of directors has determined that five of our directors, Messrs. Freeman, Davis, Polinsky, DiPerna and Spoor, currently meet the definition of an “independent” director under the standards established by the NYSE MKT Company Guide. Each of Messrs. Freeman, Davis, DiPerna and Spoor serves on the Audit Committee and/or Compensation Committee of our board of directors. We do not have a separately designated nominating committee of our board of directors. Our board of directors will continually monitor the standards established for director independence under applicable law or listing requirements and will take all reasonable steps to assure compliance with those standards.

Board Meetings

Our board of directors held four meetings during fiscal 2013. All other actions by our board of directors were taken by unanimous written consent. Mr. Polinsky attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and committees of our board of directors on which he served during fiscal 2013. Directors may be paid their expenses, if any, of attendance at a meeting of our board of directors, and may be paid a fixed sum for attendance at each meeting of our board of directors or a stated salary as a director. No such payment shall preclude any director from serving us in any other capacity and receiving compensation therefor except as otherwise provided under applicable law. While we do not require members of our board of directors to attend our annual meetings of stockholders, each director is encouraged to do so. Two members of our board of directors attended our 2013 annual meeting of stockholders.

Audit Committee

Our Audit Committee currently consists of Messrs. Freeman (who serves as Chairman), Davis and Spoor. Our Audit Committee is responsible for selecting and engaging our independent accountant, establishing procedures for the confidential, anonymous submission by our employees of, and receipt, retention and treatment of concerns regarding accounting, internal controls and auditing matters, reviewing the scope of the audit to be conducted by our independent public accountants, and periodically meeting with our independent public accountants and our chief financial officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls. Our Audit Committee reports its recommendations as to the approval of our financial statements to our board of directors. The role and responsibilities of our Audit Committee are more fully set forth in an amended and restated written charter adopted by our board of directors on June 17, 2010. Our Audit Committee reviews and reassesses the Audit Committee Charter annually and recommends any changes to our board of directors for approval. Our Audit Committee held three meetings during the year ended December 31, 2013. All other actions by our Audit Committee were taken by unanimous written consent.

We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors. Our board of directors has, however, determined that Messrs. Freeman, Davis and Spoor are “independent” as that term is defined in the applicable rules for companies traded on the NYSE MKT, and that Mr. Freeman is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each other member of our Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication.  Accordingly, our board of directors believes that each member of our Audit Committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations on our Audit Committee.

Report of Audit Committee

In fulfilling its responsibilities for the financial statements for fiscal year 2013, our Audit Committee:

●	Reviewed and discussed the audited financial statements for the year ended December 31, 2013 with management;
●

Discussed with Weinberg & Company, P.A., our independent auditors (“Weinberg”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●

Received the written disclosures and the letter from Weinberg required by applicable requirements of the Public Company Accounting Oversight Board regarding Weinberg’s communications with the Audit Committee concerning independence, and has discussed with Weinberg Weinberg’s independence.

Based on our Audit Committee’s review of our audited financial statements and discussions with management and Weinberg, our Audit Committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee:

Gary Freeman

Chaim Davis

Johan (Thijs) M. Spoor

The information in this Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Compensation Committee

We have a Compensation Committee composed of Messrs. DiPerna (who serves as Chairman), Freeman and Davis. The Compensation Committee is responsible for assisting our board of directors in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and our company, discharging our board of directors’ responsibilities relating to compensation of our executive officers, evaluating our Chief Executive Officer and setting his remuneration package, and making recommendations to our board of directors with respect to incentive-compensation plans and equity-based plans. The role and responsibilities of our Compensation Committee are more fully set forth in a written charter adopted by our board of directors on June 17, 2010. Our Compensation Committee reviews and reassesses the Compensation Committee Charter annually and recommends any changes to our board of directors for approval. Our Compensation Committee held two meetings during the year ended December 31, 2013. All other actions by our Compensation Committee were taken by unanimous written consent.

The policies underlying our Compensation Committee’s compensation decisions are designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our Compensation Committee evaluates compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our Compensation Committee further attempts to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and option grants) are reviewed separately, compensation decisions are made based on a review of total compensation.

Nominations

We do not have a nominations committee because our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because it believes that, given the limited scope of our operations, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended for our board of directors. Currently, the entire board of directors decides on nominees, based on the selections made under the terms of the Voting Agreement. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees. The Z&Z Shareholders and the Purchasers have agreed to vote to elect directors as set forth in the Voting Agreement.

Stockholder Communications

Holders of our securities can send communications to our board of directors via mail to our principal executive offices, Attention: Board of Directors, or by telephoning our Chief Financial Officer at our principal executive offices, who will then relay the communications to our board of directors.

DIRECTOR AND OFFICER COMPENSATION

Summary Compensation Table

The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2013 and 2012, to our named executive officers:

Name and Principal	Year	Salary	Accrued Bonus	All Other Compensation	Total
Position		($)	($)(3)	($)	($)
Thomas W. Gardner (1)	2013	--	--	160,000	160,000
Chairman, Chief Executive Officer and President	2012	--	48,000	146,667	194,667
Mark Selawski (2)	2013	168,000	--	--	168,000
Chief Financial Officer and Secretary	2012	178,000	50,400	--	228,400

(1)

Mr. Gardner serves as our Chairman, Chief Executive Officer and President under a Management Consulting Agreement dated August 30, 2010, the terms of which are described below, and has served in these capacities since May 2010. The Management Consulting Agreement expired on August 29, 2013.

(2)

Mr. Selawski serves as our Chief Financial Officer and Secretary under an Employment Agreement dated August 30, 2010, as amended effective August 29, 2012, the terms of which are described below, and has served in these capacities since May 2010. The Employment Agreement expired on August 29, 2013.

(3)

Messrs. Gardner and Selawski accrued cash bonuses equal to 30% of their then current salary during 2012 upon successful financing transactions of at least $3,500,000 during the terms of their employment agreements. The bonuses were paid in 2013 upon completion of our annual audit for the 2012 fiscal year.

Management Consulting Agreement

On August 30, 2010, we entered into a Management Consulting Agreement (the “Management Agreement”) with Thomas W. Gardner, our Chairman, Chief Executive Officer and President. Under the terms of the Management Agreement, which expired by its terms on August 29, 2013, we engaged Mr. Gardner to provide consulting and management services to us relating to the functions of chief executive officer, and agreed that he will have the full range of executive duties and responsibilities that are customary for public company chief executive officers, reporting to our board of directors. Although the Management Agreement has expired, we continue to retain the services of Mr. Gardner at the same rate of compensation in effect at the time of expiration of the Management Agreement and stock options granted to him at the commencement of the Management Agreement continue to vest per the option agreement (as described below).

Under the Management Agreement, Mr. Gardner received an annual fee at an initial rate of $144,000, which then increased to $160,000 as of August 30, 2011. In the event Mr. Gardner was employed on a full-time basis, Mr. Gardner’s annual compensation would have increased to $190,000 on the first anniversary of his employment date and to $240,000 on the second anniversary of his employment date. Notwithstanding the foregoing, in the event that we would have consummated a capital raise transaction of at least $3,500,000 (a “Funding”), Mr. Gardner’s annual compensation would have increased to $190,000 if such Funding was consummated before August 30, 2012, and $240,000 if such Funding had been consummated on or after August 30, 2012. Mr. Gardner was also entitled to receive an annual bonus equal to 30% of his then applicable annual compensation if we had successfully completed a Funding and we had realized certain operating benchmarks to be determined by our Compensation Committee in the respective fiscal year. In addition, Mr. Gardner was entitled to reimbursement of his reasonable legal fees (up to $10,000) incurred in connection with negotiating the Management Agreement. Payments under the Management Agreement would have been grossed up to cover any taxes, interest and/or penalties incurred as a result of any payment under the Management Agreement being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

As an inducement material to Mr. Gardner’s decision to enter into the Management Agreement our Compensation Committee granted to Mr. Gardner options under our 2010 Stock Incentive Plan (the “2010 Plan”) to purchase 1,000,000 shares of our common stock (“Common Stock”). The options have a term of 7 years, a per share exercise price of $1.11, vested 25% on the first anniversary of the date of grant and continue to vest at 6.25% on a quarterly basis thereafter until fully vested.

Employment Agreement

On August 30, 2010, we also entered into an Employment Agreement (the “Employment Agreement”) with Mark Selawski, our Chief Financial Officer and Secretary. The Employment Agreement replaced our existing employment agreement with Mr. Selawski. Under the terms of the Employment Agreement, which expired by its terms on August 29, 2013, we employed Mr. Selawski as our Chief Financial Officer reporting to our Chief Executive Officer. Although the Employment Agreement has expired, we continue to retain the services of Mr. Selawski at the same rate of compensation and provide benefits to him that were in effect at the time of expiration of the Employment Agreement. All stock options granted to Mr. Selawski during his employment with us continue to vest per the option agreements (as described below).

Mr. Selawski received an annual salary at an initial rate of $144,000 for the first year, with an increase to $168,000 on August 30, 2011. Notwithstanding the foregoing, in the event that we had consummated a Funding Mr. Selawski’s annual salary would have increased to $210,000 if such Funding was consummated on or after August 30, 2011. Mr. Selawski was also entitled to receive an annual bonus equal to 30% of his then applicable annual salary if we had successfully completed a Funding and we had realized certain operating benchmarks to be determined by our Compensation Committee in the respective fiscal year. Mr. Selawski has received an automobile allowance of $300 per month, or with his consent, we could lease a vehicle for Mr. Selawski’s use in lieu of paying such automobile allowance, and would be entitled to three weeks annual paid vacation. Mr. Selawski was also entitled to reimbursement of his reasonable legal fees (up to $10,000) incurred in connection with negotiating the Employment Agreement. Payments under the Employment Agreement would have been grossed up to cover any taxes, interest and/or penalties incurred as a result of any payment under the Employment Agreement being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

As an inducement material to Mr. Selawski’s decision to enter into the Employment Agreement our Compensation Committee granted to Mr. Selawski options under the 2010 Plan to purchase 250,000 shares of Common Stock. The options have a term of 7 years, a per share exercise price of $1.11, vested 25% on the first anniversary of the date of grant and continue to vest at 6.25% on a quarterly basis thereafter until fully vested.

On November 29, 2012 the Compensation Committee approved the First Amendment to Mr. Selawski’s Employment Agreement, effective as of August 29, 2012, in which the term of the Employment Agreement was extended from two to three years in length and the lump sum payment due upon termination without Cause had been reduced to six months of his then current base salary. All other terms and conditions remained unchanged.

Compensation of Directors

Independent directors are compensated at a base rate of $7,500 per year, paid in quarterly installments. Directors serving as chairman of a standing committee of our board of directors also receive an additional $5,000 per year, also paid in quarterly installments. Directors who are also employees or officers of our company do not receive any amounts over and above their compensation as an employee of our company. Each director has received cash compensation commensurate with their election to our board of directors. Each director also receives stock options upon his/her election to our board of directors and will receive annual option grants on the date of each successive stockholders’ meeting in which they are elected to serve a successive term. Such grants for committee chairmen is an initial grant of an option to purchase 75,000 shares of common stock on the date of election and a grant of an option to purchase 37,000 shares of common stock at each successive annual stockholders meeting. Directors not serving as the chairman of a committee receive an option to purchase 50,000 shares of common stock on the date of election and an option to purchase 25,000 shares of common stock at each successive annual stockholders meeting. Vesting on all non-employee director stock options is 25% upon the date of grant and 25% on each anniversary of the date of grant until fully vested. The options expire seven years after the grant date of the option.

The following table presents information regarding compensation paid to our non-employee directors for our fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Gary Freeman (1)	12,500	13,530	26,030

Boris Ratiner (2)	12,500	82,200	94,700

Chaim Davis (3)	7,500	9,020	16,520

Alexander Polinsky (4)	7,500	9,020	16,520

Paul DiPerna (5)	12,500	13,530	26,030

Johan (Thijs) Spoor (6)	7,500	9,020	16,520

Fred Knoll (7)	7,500	--	7,500

(1)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 150,000. The fair value of options granted to Mr. Freeman in 2013 was estimated on the date of grant using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38%	113%	6.25 years	--

(2)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 350,000. The fair value of options granted to Mr. Ratiner in 2013 was estimated on the date of grants using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38% -1.59%	113%-226%	6.25 years	--

(3)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 137,500. The fair value of options granted to Mr. Davis in 2013 was estimated on the date of grants using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38%	113%	6.25 years	--

(4)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 100,000. The fair value of options granted to Mr. Polinsky in 2013 was estimated on the date of grants using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38%	113%	6.25 years	--

(5)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 112,500. The fair value of options granted to Mr. DiPerna in 2013 was estimated on the date of grants using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38%	113%	6.25 years	--

(6)

The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 75,000. The fair value of options granted to Mr. Spoor in 2013 was estimated on the date of grant using the Black Scholes-Merton Model with the following weighted average assumptions:

Year	Risk Free Interest Rate	Volatility	Term	Dividends
2013	1.38%	113%	6.25 years	--

(7)	The aggregate number of common shares reserved under option awards outstanding at fiscal year-end totaled 50,000.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding options held by our named executive officers as of the end of our fiscal year ended December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date

Thomas W. Gardner (2)	812,500	187,500	1.11	08/30/17

Mark Selawski (3)	538,055	11,443	0.22	01/06/17

Mark Selawski (2)	203,125	46,875	1.11	08/30/17

Mark Selawski (4)	18,955	16,045	1.25	10/11/18

(1)

Subject to certain conditions, the exercise price may be paid by delivery of already owned shares and the tax withholding obligations related to exercise may be paid by reduction of the underlying shares.

(2)

The options granted vested 25% on the first anniversary of the grant date and 6.25% every three months thereafter until fully vested. The options are for a 7-year term, subject to earlier termination in certain events related to termination of employment. The option vesting ceases if there is a termination of employment and are forfeited entirely if termination is for cause. The Compensation Committee retains discretion, subject to the option plans’ limits, to modify the terms of outstanding options. Although the contracts under which these options were granted have expired, the options remain outstanding and continue to vest per the original agreements.

(3)

The option granted vested 25% on the first anniversary of the grant date and 2.0833% every month thereafter until fully vested. The options are for a 7-year term, subject to earlier termination in certain events related to termination of employment. The option vesting ceases if there is a termination of employment and are forfeited entirely if termination is for cause. The Compensation Committee retains discretion, subject to the option plans’ limits, to modify the terms of outstanding options. The option remains outstanding and continues to vest per the option agreement for as long as Mr. Selawski remains employed by us.

(4)

The options granted vest 1/48th on the monthly anniversary date of the grant until fully vested. The options are for a 7-year term, subject to earlier termination in certain events related to termination of employment. The option vesting ceases if there is a termination of employment and are forfeited entirely if termination is for cause. The Compensation Committee retains discretion, subject to the option plans’ limits, to modify the terms of outstanding options. The option remains outstanding and continues to vest per the agreement for as long as Mr. Selawski remains employed by us.

None of the executive officers listed in the above table exercised options during the fiscal year ended December 31, 2013.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,340,000	$0.97	3,062,964
Equity compensation plans not approved by security holders (2)	3,480,204	$0.28	--
Total	7,820,204	$0.67	3,062,964

(1)	Consists of awards issued and issuable pursuant to the 2010 Plan.
(2)	Consists of options and warrants assumed in our acquisition of AtheroNova Operations and options granted outside the 2010 Plan.

PROPOSAL 2

APPROVAL OF REVERSE STOCK SPLIT

General

Our board of directors has approved an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split, which combines the outstanding shares of our common stock into a lesser number of outstanding shares.  If approved by the stockholders as proposed, our board of directors would have the sole discretion to effect the amendment and reverse stock split at any time prior to December 31, 2014, and to fix the specific ratio for the combination, provided that the ratio would be not less than 1-for-5 and not more than 1-for-10.  Our board of directors would also have discretion to abandon the amendment prior to its effectiveness.  Our board of directors is hereby soliciting stockholder approval for the reverse stock split proposal.

If approved by our stockholders, the reverse stock split proposal would permit (but not require) our board of directors to effect a reverse stock split of our common stock at any time by a ratio of not less than 1-for-5 and not more than 1-for-10 with the specific ratio to be fixed within this range by our board of directors in its sole discretion.  We believe that enabling our board of directors to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.  In fixing the ratio, our board of directors may consider, among other things, factors such as: the historical trading price and trading volume of our common stock; the number of shares of our common stock outstanding; the then-prevailing trading price and trading volume of our common stock; the anticipated impact of the reverse stock split on the trading market for our common stock; and prevailing general market and economic conditions.

The reverse stock split, if approved by our stockholders, would become effective upon the filing of the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, or at the later time set forth in the amendment.  The exact timing of the amendment will be determined by our board of directors based on its evaluation as to if and when such action will be the most advantageous to our company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The proposed form of amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached as Appendix A to this proxy statement.  Any amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split will include the reverse stock split ratio fixed by our board of directors, within the range approved by our stockholders.

Reasons for Proposed Amendment

Our board of directors’ primary reason for approving and recommending the reverse stock split is to increase the per share price of our common stock to meet the listing requirements of the NYSE MKT (“MKT”). Our board of directors believes that attaining and maintaining the listing of our common stock on the MKT is in the best interests of our company and its stockholders.  As of March __, 2014, our common stock has traded on the OTC Market’s electronic interdealer quotation QB system (“OTCQB”) in a 52 week price range from $0.35 to $0.79 per share. The MKT requires a minimum trading price of $3.00 per share for at least 30 of the most recent 60 trading days prior to the filing of the initial listing application. We are also required to meet additional conditions to list our common stock on the MKT and there is no guarantee that we will be able to meet those conditions. We will submit an application to list our common stock on the MKT at such time as determined prudent by our board of directors.

In addition, if our common stock were listed on the MKT, our board of directors believes that the liquidity in the trading of our common stock could be significantly enhanced, which could result in an increase in the trading price.  However, despite approval of the reverse stock split by our stockholders and the implementation thereof by our board of directors, there is no assurance that our minimum bid price would be or remain following the reverse stock split over the MKT’s minimum bid price requirement, and our common stock could fail to attain the minimum bid price requirement necessary to be listed on the MKT.

Our board of directors further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors. We believe that the reverse stock split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which should enhance the liquidity available to the holders of our common stock.   Accordingly, we believe that approval of the reverse stock split is in our company’s and our stockholders’ best interests.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock.  However, other factors, such as the results of clinical development of our product candidates, our financial results, general market conditions and the market perception of our company, may adversely affect the market price of our common stock.  As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.  Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

The reverse stock split alone would have no effect on our authorized capital stock, and the total number of authorized shares (100,000,000) would remain the same as before the reverse stock split.  This would have the effect of increasing the number of shares of our common stock available for issuance, which our board of directors believes is important to provide us with flexibility and as many alternatives as possible to obtain financing.  Our board of directors is also mindful about the potential dilutive effect on existing stockholders.  For the reasons discussed in this proposal, our board of directors has approved and recommended a range of reverse stock split ratios to address the MKT’s listing price requirement in a more targeted fashion.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-5 and not more than 1-for-10, as determined by our board of directors in its sole discretion. Our board of directors believes that stockholder approval of a range of potential exchange ratios, rather than a single exchange ratio, is in the best interests of our stockholders because it provides our board of directors with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented. If our stockholders approve this proposal, our board of directors would carry out a reverse stock split only upon its determination that a reverse stock split would be in the best interests of our stockholders at that time. Our board of directors would then set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the reverse stock split is to be implemented. In determining the ratio, following receipt of stockholder approval, our board of directors may consider, among other things:

●	the historical and projected performance of our common stock;
●	prevailing market conditions;
●	general economic and other related conditions prevailing in our industry and in the marketplace;
●	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to list our common stock on the MKT;
●	our capitalization (including the number of shares of our common stock issued and outstanding);
●	the prevailing trading price for our common stock and the volume level thereof; and
●	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by our board of directors, as opposed to a ratio fixed in advance, is to give our board of directors the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Potential Effects of Proposed Amendment

If our stockholders approve the reverse stock split and our board of directors effects it, the reverse stock split will affect all holders of our common stock uniformly, other than those stockholders who receive special treatment upon consummation of the reverse stock split. Our board of directors approved special treatment of stockholders holding less than a number of shares of our common stock equal to the product of 100 multiplied by the consequent term of the reverse stock split ratio, but at least 100 shares of our common stock, to prevent those stockholders from holding less than 100 shares after the reverse stock split. For example, if our board of directors determines to effectuate a reverse stock split at a ratio of 1-for-5, holders of fewer than 500 shares of our common stock but at least 100 shares of our common stock (as applicable, “Eligible Holders”) would receive 100 shares of our common stock after the reverse stock split. In addition, our board of directors approved special treatment of stockholders holding less than 100 shares of our common stock such that those holders will not be affected by the reverse stock split. The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares) and will result in a de minimis number of additional shares of our common stock being outstanding than would have been outstanding if the reverse stock split uniformly affected all stockholders.

The following table sets forth the effect of a 1-for-5 reverse stock split and the special treatment being afforded to Eligible Holders and the holders of less than 100 shares of our common stock to preserve round lot stockholders:

Number of Shares Held by Stockholder Prior to Reverse Stock Split	Number of Shares Held by Stockholder After Reverse Stock Split
Less than 100 shares	Same number as held prior to reverse stock split
100 shares to 500 Shares	100 shares
501 shares	101 shares
1,000 shares	200 shares
5,000 shares	1,000 shares
10,000 shares	2,000 shares

The reverse stock split will not affect any stockholder’s percentage ownership interest in our company, except for a nominal increase in percentage ownership interest that will accrue to Eligible Holders and holders of less than 100 shares of our common stock, and except that as described below in “Fractional Shares,” record holders of our common stock otherwise entitled to a fractional share as a result of the reverse stock split because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.  In addition, the reverse stock split will not affect any stockholder’s proportionate voting power except for a nominal increase that will accrue to Eligible Holders and holders of less than 100 shares of our common stock (subject to the treatment of fractional shares).

The reverse stock split will not change the terms of our common stock.  After the reverse stock split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized.  Our common stock will remain fully paid and non-assessable.

After the effective time of the reverse stock split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

If we fail to meet the requirements specified the MKT’s listing standards, our common stock will continue to be quoted on the OTCQB under the symbol “AHRO.”

After the effective time of a reverse stock split, the post-split market price of our common stock may be less than the pre-split price multiplied by the reverse stock split ratio.  In addition, a reduction in number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

The availability of a substantial number of authorized but un-reserved shares of our common stock resulting from the reverse stock split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our certificate of incorporation or bylaws as then in effect. The proposal to effectuate the reverse stock split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our board of directors did not authorize the reverse stock split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our board of directors.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in street name.  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  Stockholders who hold shares of our common stock with a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of the registered holders of our common stock may hold some or all of their shares electronically in book-entry form with our transfer agent.  These stockholders do not have stock certificates evidencing their ownership of our common stock.  They are, however, provided with statements reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the effective time of the reverse stock split.  The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to our transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock (the “New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.  Stockholders will then receive a New Certificate(s) representing the number of shares of our common stock to which they are entitled as a result of the reverse stock split.  Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-reverse stock split Common Stock to which these stockholders are entitled.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.  If an Old Certificate has a restrictive legend on its reverse side, the New Certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split.  Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Effect of the Reverse Stock Split on Outstanding Convertible Debt, Stock Options, Warrants, and Employee Plans

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants or convertible debt entitling the holders to acquire shares of our common stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, or convertible debt upon exercise or conversion, as applicable, and approximately the same value of shares of our common stock being delivered upon such exercise or conversion immediately following the reverse stock split as was the case immediately preceding the reverse stock split.  The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

Accounting Matters

The proposed amendment to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock.  As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced in the same proportion as the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of our common stock will be reclassified for prior periods to conform to the post-reverse stock split presentation.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock.  Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a beneficial owner of our common stock that is a United states person as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that may apply to certain special classes of taxpayers under the Code.

As a result, stockholders should seek advice on the tax consequences of the reverse stock split based on their particular circumstances from an independent tax advisor.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S.  Holders

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).  Assuming the reverse stock split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange (or deemed exchange) of shares pursuant to the reverse stock split.  The aggregate tax basis of the new shares received in the reverse stock split will be the same as the aggregate tax basis in the old shares exchanged.  The holding period for the new shares will include the period during which the old shares surrendered in the reverse stock split were held.

Non-U.S.  Holders

A non-U.S. holder is a beneficial owner of our common stock that is not a U.S. holder.  Generally, non-U.S. holders will not recognize any gain or loss upon the reverse stock split.

Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to appraisal rights with respect to the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the reverse stock split proposal, including the amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split.

* * * *

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT BY A RATIO OF NOT LESS THAN 1-FOR-5 AND NOT MORE THAN 1-FOR-10 AT ANY TIME PRIOR TO DECEMBER 31, 2014, WITH THE EXACT RATIO TO BE SET WITHIN THIS RANGE BY OUR BOARD OF DIRECTORS IN ITS SOLE DISCRETION.

PROPOSAL NO. 3

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal 3 is to ratify the firm of Weinberg & Company, PA, or Weinberg, as our independent public accountant for the year ending December 31, 2014. Our Audit Committee recommended and our board of directors has selected, subject to ratification by the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal, Weinberg as our independent public accountant for the current fiscal year ending December 31, 2014. Representatives of Weinberg are expected to be present telephonically at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, at the Annual Meeting, representatives of Weinberg are expected to be available to respond to appropriate questions posed by our stockholders.

While there is no legal requirement that this proposal be submitted to stockholders, it will be submitted at the Annual Meeting nonetheless, as our board of directors believes that the selection of auditors to audit our consolidated financial statements is of sufficient importance to seek stockholder approval. If the majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting do not ratify the appointment of Weinberg as our auditors for the current fiscal year, Weinberg will continue to serve as our auditors for the current fiscal year, and our Audit Committee will engage in deliberations to determine whether it is in our best interest to continue Weinberg’s engagement as our auditors for fiscal 2014.

Weinberg is our principal independent public accounting firm. All audit work was performed by the full time employees of Weinberg. Our Audit Committee approves in advance, all services performed by Weinberg. Our board of directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence, and has approved such services.

Audit Fees

Fees for audit services totaled approximately $69,014 and $104,918 for the years ended December 31, 2013 and 2012, respectively, including fees associated with the annual audit, and reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees

None.

Tax Fees

Fees were incurred totaling approximately $6,875 and $4,085 during the years ended December 31, 2013 and 2012, respectively for tax services, including for tax compliance, tax advice and tax planning.

All Other Fees

None.

Required Vote

Ratification of the appointment of Weinberg as our independent accountants for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF WEINBERG & COMPANY, P.A. AS OUR INDEPENDENT AUDITORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by the following persons as of February 17, 2014: (i) each executive officer and director, (ii) all executive officers and directors as a group and (iii) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock (not taking into account contractual restrictions on beneficial ownership.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of February 28, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 41,584,020 shares of our common stock outstanding and all options and warrants exercisable as of February 17, 2014. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o AtheroNova Inc., 2301 Dupont Drive, Suite 525, Irvine, CA 92612.

Name & Address of Beneficial Owner	Shares	Percentage of Class Outstanding
Executive Officers and Directors:
Thomas W. Gardner (1)	4,337,437	10.2%
Mark Selawski (2)	851,038	2.0%
Boris Ratiner, M.D. (3)	3,321,951	7.7%
Chaim Davis (4)	323,958	*
Gary Freeman (5)	121,875	*
Alexander Polinsky, Ph.D. (6)	81,250	*
Paul DiPerna (7)	93,956	*
Johan (Thijs) Spoor (8)	82,500	*
Fred Knoll (9)	8,624,621	18.0%
Directors and Executive Officers as a Group(10)	17,838,586	34.4%

5% Stockholders:
Giorgio Zadini, M.D.	4,411,247	10.6%
1515 Victoria Rd. S.
Mendota Heights, MN 95118
Europa International, Inc.(11)	8,329,621	17.5%
5 East 44th St., 12th Floor
New York, NY 10017
ACT Capital Management, LLLP (12)	6,404,565	14.3%
2 Radnor Corporate Center, Suite 111
Radnor, PA 19087
Amir L Ecker (12)	6,404,565	14.3%
c/o ACT Capital Management, LLLP
2 Radnor Corporate Center, Suite 111
Radnor, PA 19087
Carol G. Frankenfield (13)	6,414,565	14.3%
c/o ACT Capital Management, LLLP
2 Radnor Corporate Center, Suite111
Radnor, PA 19087
OOO CardioNova	2,272,419	5.5%
1 Bolshaya Yakimanka St
Moscow, Russia

*	Less than 1%

(1)

Includes 875,000 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options and 47,168 shares issuable within 60 days of February 28, 2014 upon exercise of presently outstanding warrants.

(2)

Includes 790,123 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options and 5,700 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding warrants.

(3)

Includes 180,208 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options, 1,230,120 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding warrants and 217,391 shares issuable within 60 days of February 28, 2014 upon conversion of principal only of presently outstanding convertible notes. The aforementioned notes and certain of the aforementioned warrants prohibit the holder converting the notes or exercising such warrants if after such conversion and/or exercise the holder would beneficially own more than 4.99% of our common stock, until such time as the shares issuable under the notes and such warrants, along with shares of our common stock held by the holder, constitute 4.99% or less of our outstanding common stock, or the holder elects to remove such restriction.

(4)	Includes 115,625 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options.
(5)	Includes 121,875 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options.
(6)	Includes 81,250 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options.
(7)	Includes 87,500 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options.
(8)

Includes 50,000 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options and 7,500 shares issuable within 60 days of February 28, 2014 upon exercise of presently outstanding warrants.

(9)

Consists of 2,200,844 shares held directly by Europa, 25,000 shares issuable to Mr. Knoll within 60 days of February 17, 2014 upon exercise of presently outstanding stock options, 1,348,440 shares issuable to Europa within 60 days of February 17, 2014 upon exercise of presently outstanding warrants, and 4,780,337 shares issuable to Europa within 60 days of February 17, 2014 upon conversion of principal only of presently outstanding convertible notes. The aforementioned notes and certain of the aforementioned warrants prohibit the holder converting the notes or exercising such warrants if after such conversion and/or exercise the holder would beneficially own more than 4.99% of our common stock, until such time as the shares issuable under the notes and such warrants, along with shares of our common stock held by the holder, constitute 4.99% or less of our outstanding common stock, or the holder elects to remove such restriction. Fred Knoll, the principal of Knoll Capital Management, L.P., the investment manager for Europa, exercises voting and dispositive power over the shares held by Europa, but disclaims any beneficial interest in the shares of our common stock owned by Europa except to the extent of his pecuniary interest therein.

(10)

Includes 2,326,581 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding stock options, 2,638,928 shares issuable within 60 days of February 17, 2014 upon exercise of presently outstanding warrants and 4,997,728 shares issuable within 60 days of February 17, 2014 upon conversion of principal only of presently outstanding convertible notes.

(11)

Consists of 2,200,844 shares held directly by Europa, 1,348,440 shares issuable to Europa within 60 days of February 17, 2014 upon exercise of presently outstanding warrants, and 4,780,337 shares issuable to Europa within 60 days of February 17, 2014 upon conversion of principal only of presently outstanding convertible notes. The aforementioned notes and certain of the aforementioned warrants prohibit the holder converting the notes or exercising such warrants if after such conversion and/or exercise the holder would beneficially own more than 4.99% of our common stock, until such time as the shares issuable under the notes and such warrants, along with shares of our common stock held by the holder, constitute 4.99% or less of our outstanding common stock, or the holder elects to remove such restriction.

(12)

Consists of 100,000 shares held directly by ACT Capital Management, LLLP, 1,070,000 shares held directly by ACT Capital Partners, LP, 1,200,000 shares held directly by Amir L. Ecker, 150,000 shares held directly by Maria T. Ecker, 115,000 shares held directly by Amir L. Ecker and Maria T. Ecker Joint Tenants, 150,000 shares held directly by The Ecker Family Partnership, 300,000 shares held directly by Delaware Charter G&T cust FBO Amir L. Ecker IRA, 1,529,130 shares issuable within 60 days of February 17, 2014 upon the exercise of presently outstanding warrants and 1,413,444 shares issuable within 60 days of February 17, 2014 upon conversion of principal only of presently outstanding convertible notes. The aforementioned notes and certain of the aforementioned warrants prohibit the holder converting the notes or exercising such warrants if after such conversion and/or exercise the holder would beneficially own more than 4.99% of our common stock, until such time as the shares issuable under the notes and such warrants, along with shares of our common stock held by the holder, constitute 4.99% or less of our outstanding common stock, or the holder elects to remove such restriction. ACT Capital Management, LLLP controls the shares held by the foregoing stockholder. Investment decisions made on behalf of ACT Capital Management, LLLP are made by its General Partners Amir L. Ecker and Carol G. Frankenfield. ACT Capital Management, LLLP, Amir L. Ecker and Carol G. Frankenfield may be deemed the beneficial owner of the shares held by the foregoing stockholders but disclaim beneficial ownership in such shares except to the extent of their pecuniary interest therein.

(13)

Consists of 100,000 shares held directly by ACT Capital Management, LLLP, 1,070,000 shares held directly by ACT Capital Partners, LP, 1,200,000 shares held directly by Amir L. Ecker, 150,000 shares held directly by Maria T. Ecker, 115,000 shares held directly by Amir L. Ecker and Maria T. Ecker Joint Tenants, 150,000 shares held directly by The Ecker Family Partnership, 300,000 shares held directly by Delaware Charter G&T cust FBO Amir L. Ecker IRA, 10,000 shares held directly by Carol G. Frankenfield, 1,529,130 shares issuable within 60 days of February 17, 2014 upon the exercise of presently outstanding warrants and 1,413,444 shares issuable within 60 days of February 17, 2014 upon conversion of principal only of presently outstanding convertible notes. The aforementioned notes and certain of the aforementioned warrants prohibit the holder converting the notes or exercising such warrants if after such conversion and/or exercise the holder would beneficially own more than 4.99% of our common stock, until such time as the shares issuable under the notes and such warrants, along with shares of our common stock held by the holder, constitute 4.99% or less of our outstanding common stock, or the holder elects to remove such restriction. ACT Capital Management, LLLP controls the shares held by the foregoing stockholder. Investment decisions made on behalf of ACT Capital Management, LLLP are made by its General Partners Amir L. Ecker and Carol G. Frankenfield. ACT Capital Management, LLLP, Amir L. Ecker and Carol G. Frankenfield may be deemed the beneficial owner of the shares held by the foregoing stockholders but disclaim beneficial ownership in such shares except to the extent of their pecuniary interest therein.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Other than the transactions described below, since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•

in which any director, executive officer, stockholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

On May 13, 2010, we issued to Europa a Note in the aggregate principal amount of $500,000, with a conversion price of approximately $0.39 which was subsequently amended to $0.29 on June 15, 2012, and certain common stock purchase warrants to purchase 636,266 shares of our common stock at a per share exercise price of approximately $0.39 per share. Fred Knoll is a director of our company and the principal of Knoll Capital Management, L.P., the investment manager for Europa.

On September 4, 2012 and October 1, 2012, we issued a 2.5% Senior Secured Convertible Note to Europa for gross proceeds of $416,666.66. The note was issued pursuant to the exercise of certain rights to cause our company to sell to Europa an aggregate of $500,000 in additional notes (substantially in the form of the Second Amended Notes). We issued a remaining note in an aggregate principal amount of $250,000 to Europa on October 31, 2012.In making the stock issuances described above without registration under the Securities Act of 1933, as amended (the “Securities Act”), we relied upon one or more of the exemptions from registration contained in and/or promulgated under Section 4(2) of the Securities Act as each of the stock recipients in the private placement transactions was an accredited investor and no general solicitation or advertising was used in connection with such stock issuances.

In March 2013, a controlling stockholder sold a total of 1,624,999 shares of common stock to certain directors of the Company. As the shares of common stock were sold at a price lower than the market price, the Company considered this transaction as contribution of capital and recorded compensation expense amounting to $422,500 to record the difference between the sales price and market price at the date of sale. In addition, the controlling stockholder also transferred, at no cost, 95,000 shares of common stock to certain officers and directors of the Company. The Company considered this transaction as contribution of capital and recorded compensation expense amount to $58,900 to account for the fair value of the shares of common stock at the date of transfer.

Accounts payable includes $50,841 and $17,533 as December 31, 2013 and 2012, respectively, that are payable to our officers and directors. Such payables include management consulting and directors’ fees incurred but not paid during the respective periods then ended.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, our board of directors believes that the related party transactions are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2013, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2015 annual meeting of stockholders, the written proposal must be received by us no later than November 17, 2014, and should contain the information required by our Amended and Restated Bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after April 16, 2015, the first anniversary of this year’s Annual Meeting, the deadline for inclusion of proposals in our Proxy Statement is instead a reasonable time before we begin to print and mail our proxy materials for next year’s meeting. Upon determination by us that the date of our 2015 annual meeting will be advanced or delayed by more than 30 days from the date of our 2014 Annual Meeting, we will disclose such change in the earliest possible Quarterly Report on Form 10-Q. Any proposals will also need to comply with Rule 14a-8 of the rules and regulations promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our Secretary at our principal executive offices.

If you intend to present a proposal at our 2014 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of the proposal in accordance with our Amended and Restated Bylaws. Pursuant to our Amended and Restated Bylaws, in order for a stockholder proposal to be deemed properly presented in these circumstances, a stockholder must deliver notice of the proposal to our Secretary, at our principal executive offices, by November 17, 2014. However, if the date of our 2015 annual meeting of stockholders is more than 30 days before or after April 16, 2015, the first anniversary of this year’s Annual Meeting, stockholders must give us notice of any stockholder proposals not later than the close of business on the later of 120 calendar days in advance of the date of such annual meeting of stockholders or 10 calendar days following the date on which public announcement of the date of such annual meeting of stockholders is first made. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

OTHER MATTERS

Our board of directors is not aware of any matter to be acted upon at the Annual Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

Appendix A

Certificate of Amendment

of

AMENDED AND RESTATED Certificate of Incorporation

of

ATHERONOVA INC.

AtheroNova Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST.          Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated February 25, 2014, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable to the Corporation and its stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED FURTHER, that Section A of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation is amended in its entirety to read as follows:

“FOURTH: Simultaneously with the effective date of the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Effective Date”), (i) each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Common Stock”) shall automatically be reclassified and continued (the “Reverse Split”), without any action on the part of the holder thereof, as [one-fifth / one-tenth] of one share [(0.2 / 0.1)] of Common Stock, (ii) stockholders holding less than 100 shares of Old Common Stock as of the Effective Date shall not be affected by the Reverse Split, and (iii) stockholders holding [200 / 1,000] or fewer shares of Old Common Stock but at least 100 shares of Old Common Stock as of the Effective Date shall be provided special treatment such that after the Reverse Split, those holders will hold 100 shares of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of all of such holder’s stock certificates formerly representing shares of Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.”

SECOND.     That thereafter, the Corporation’s stockholders approved the amendment.

THIRD.     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation this __ day of _____, 2014.

By:
Thomas W. Gardner
Chief Executive Officer

ATHERONOVA INC. ATTN:
MARK SELAWSKI
2301 DUPONT DRIVE, SUITE 525
IRVINE, CA 92612

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68626-Z62681

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

ATHERONOVA INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Thomas W. Gardner	☐	☐	☐
1b. Alexander Polinsky	☐	☐	☐
1c. Boris Ratiner, M.D.	☐	☐	☐
1d. Chaim Davis	☐	☐	☐
1e. Gary Freeman	☐	☐	☐
1f. Paul DiPerna	☐	☐	☐
1g. Johan (Thijs) M. Spoor	☐	☐	☐
1h. Fred Knoll	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date